UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 14, 2019

AMERICANN, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-54231	27-4336843
(State or other jurisdiction	(Commission File No.)	(IRS Employer
of incorporation)		Identification No.)

1550 Wewatta St.

Denver, CO 80202
(Address of principal executive offices, including Zip Code)

Registrant's telephone number, including area code:   (303) 862-9000

N/A
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

None	N/A	N/A

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01     Other Events

On October 10, 2019, AmeriCann’s Joint Venture partner, Bask, Inc. (“Bask”) received unanimous approval from the Cannabis Control Commission (“CCC”) to change the location of Bask’s existing Cultivation and Product Manufacturing license to AmeriCann’s Massachusetts Cannabis Center (“MCC”) in Freetown, MA.

Bask commenced monthly base-rent payments for Building 1 at MCC on September 1, 2019, as part of the 15-year JV Partnership.  Bask will pay a revenue participation fee to AmeriCann of 15% of gross revenue from all cannabis and cannabis products produced at Building 1.  Bask has filed for a final inspection by the CCC which is the final step in the process to commence operations at Building 1. AmeriCann expects revenue from the Revenue Participation Fee to begin in Q4 of 2019.

AmeriCann has received a Certificate of Occupancy for Building 1, which is the first phase of  The Massachusetts Cannabis Center. The MCC is a planned one million square foot sustainable greenhouse, processing and product manufacturing facility in Freetown, Massachusetts which is being developed by AmeriCann.

The Massachusetts cannabis market has some of the highest prices in the United States, with wholesale prices exceeding $4,000 per pound and retail prices greater than $7,000 per pound. Building 1 is projected to produce 7,500 pounds annually of dry flower cannabis and over 400,000 units of infused products. AmeriCann projects a 1.5 year payback on its investment in Building 1.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 14, 2019

AMERICANN, INC.

By:
Timothy Keogh, Chief Executive Officer

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